Exhibit 10.1

CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

February 14, 2025

Stuart Hollenshead

[***]

Offer and Terms of Employment

Dear Stu:

It is with great pleasure that I offer you a position with ProPhase Labs, Inc. (“PRPH”) as Chief Operating Officer (“COO’’). You will be reporting directly to Ted Karkus. We at ProPhase work closely together in a hands-on, team oriented, collaborative environment. We are developing a high energy environment for the quick thinking, skilled professional that is looking to expand our consumer products business, our genomics business, our biopharmaceuticals business, and our company as a whole.

Your position will be, as with all Associates, on an “at will” basis. Assuming acceptance of the terms outlined below, I look forward to your starting upon signing of this agreement. The following outlines the terms discussed:

●	Your position will be considered a full-time position.

●	Your compensation will be a base salary of $190,000 per annum.

●	You will receive an incentive stock option grant to purchase 500,000 shares of ProPhase Labs common stock at $0.60 per share subject to executing our standard written stock option agreement containing the specific terms and conditions of the stock option grant (25% vested at grant date, 25% per year vesting thereafter over 3 years).

●	You will be eligible for an annual bonus based on both company and individual performance to be paid at the discretion of the Compensation Committee of the Board of Directors.

●	You will be eligible for additional stock options at the discretion of the Compensation Committee of the Board of Directors.

●	You will be paid the base compensation every other Friday, 26 paychecks annually, subject to all Federal, State and Local tax, withholdings.

711 Stewart Ave, Suite 200 ● Garden City, NY 11530 ● U.S.A

Telephone: 516-464-6121 ● Fax: 516-464-6132 ● For information:

www.ProPhaseLabs.com

●	You will be eligible for participation in our various employee benefit plans based upon the terms of each of the individual plan provisions.

●	You will receive 3 paid weeks’ vacation for each 12 months employment in addition to all other scheduled holidays in accordance with Prophase’s policy.

●	All out of pocket expenses such as but not limited to client lunches, travel etc (approved in advance) shall be reimbursed to you in a timely fashion.

On behalf of the company, I am pleased to extend this offer to you. This offer will expire on February 21, 2025. I look forward to a long relationship and believe you can become an important component and member of our team to achieve success. If you have any questions, please feel free to contact me at your earliest convenience.

I look forward to your favored reply.

Sincerely,

/s/ Ted Karkus
Ted Karkus
Chief Executive Officer

Offer Accepted:	/s/ Stuart Hollenshead

Date:	2/14/2025